Exhibit 10.12

NUVATION BIO INC.

SEVERANCE AND CHANGE IN CONTROL PLAN

Section 1. INTRODUCTION.

The Nuvation Bio Inc. Severance and Change in Control Plan (the “Plan”) is hereby established by the Board of Directors of Nuvation Bio Inc. (the “Company”) effective as of December 21, 2020. The purpose of the Plan is to provide for the payment of severance and/or Change in Control (as defined below) benefits to eligible employees of the Company. This Plan document also is the Summary Plan Description for the Plan.

For purposes of the Plan, the following terms are defined as follows:

(a) “Affiliate” means any corporation (other than the Company) in an “unbroken chain of corporations” beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(b) “Base Salary” means base pay (excluding incentive pay, premium pay, commissions, overtime, bonuses and other forms of variable compensation) as in effect immediately prior to any reduction that would give rise to an employee’s right to a resignation for Good Reason (if applicable).

(c) “Cause” has the meaning ascribed to such term in the Equity Plan. The determination whether a termination is for Cause shall be made by the Plan Administrator in its sole and exclusive judgment and discretion.

(d) “Change in Control” has the meaning ascribed to such term in the Equity Plan, provided that the event qualifies as a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, each within the meaning of Section 409A.

(e) “Change in Control Period” means the period commencing upon the Closing of a Change in Control and ending 12 months following the Closing of a Change in Control.

(f) “Closing” means the initial closing of the Change in Control as defined in the definitive agreement executed in connection with the Change in Control. In the case of a series of transactions constituting a Change in Control, “Closing” means the first closing that satisfies the threshold of the definition for a Change in Control.

(g) “Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(h) “Committee” means the Board of Directors of the Company or the Compensation Committee of such Board of Directors.

(i) “Company” means Nuvation Bio Inc. or, following a Change in Control, the surviving entity resulting from such event.

(j) “Confidentiality Agreement” means the employee’s Employee Confidential Information and Invention Assignment Agreement, as may be amended from time to time, or any similar or successor document.

(k) “Covered Termination” means, with respect to an Eligible Employee, a termination of employment that results in such employee’s Separation from Service that is due to (i) a termination by the Company without Cause (and other than as a result of death or Disability) at any time, or (ii) a resignation for Good Reason during the Change in Control Period.

(l) “Disability” means any physical or mental condition that renders an employee incapable of performing the work for which he or she was employed by the Company or similar work offered by the Company. The Disability of an employee shall be established if (i) the employee satisfies the requirements for benefits under the Company’s long-term disability plan or (ii) if no long-term disability plan, the employee satisfies the requirements for Social Security disability benefits.

(m) “Eligible Employee” means an employee of the Company that meets the requirements to be eligible to receive Plan benefits as set forth in Section 2.

(n) “Employment Tier” means a tier of employment to which an Eligible Employee is assigned for purposes of participation in the Plan, as determined by the individual or entity that sets the Eligible Employee’s compensation (e.g., the Committee, or a member of the Company’s management), as set forth in the Eligible Employee’s Participation Notice (as described in Section 2(a)).

(o) “Equity Plan” means the Company’s 2021 Equity Incentive Plan, as amended from time to time, or any successor plan thereto. Prior to the effectiveness of the Company’s 2021 Equity Incentive Plan, Equity Plan shall mean the Company’s 2019 Equity Incentive Plan, as amended from time to time.

(p) “Good Reason” for an employee’s resignation means the occurrence of any of the following that is undertaken by the Company without the employee’s prior written consent:

(i) a material reduction in such employee’s base salary or target annual bonus (unless pursuant to a proportional reduction program applicable generally to the Company’s similarly situated employees);

(ii) a material reduction in such employee’s duties or responsibilities; or

(iii) a relocation of such employee’s principal place of employment with the Company (or successor to the Company, if applicable) to a place that is more than fifty (50) miles from the employee’s prior work location.

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Notwithstanding the foregoing, in order for the employee’s resignation to be deemed to have been for Good Reason, the employee must provide written notice to the Company of such employee’s intent to resign for Good Reason within 30 days after the first occurrence of the event giving rise to Good Reason, which notice shall describe the event(s) the employee believes give rise to Good Reason; allow the Company at least 30 days from receipt of the written notice to cure the event (such period, the “Cure Period”); and if the event is not reasonably cured within the Cure Period, the employee’s resignation from all positions held with the Company is effective not later than 30 days after the expiration of the Cure Period.

(q) “Plan Administrator” means the Committee prior to the Closing and the Representative upon and following the Closing, as applicable.

(r) “Representative” means one or more members of the Committee or other persons or entities designated by the Committee prior to or in connection with a Change in Control that will have authority to administer and interpret the Plan upon and following the Closing as provided in Section 9(a).

(s) “Section 409A” means Section 409A of the Code and the treasury regulations and other guidance thereunder and any state law of similar effect.

(t) “Separation from Service” means a “separation from service” within the meaning of Treasury Regulations Section 1.409A-1(h), without regard to any alternative definition thereunder.

Section 2. ELIGIBILITY FOR BENEFITS.

(a) Eligible Employee. An employee of the Company is eligible to participate in the Plan if (i) the employee has the title of Vice President or higher (for the sake of clarity, that includes, without limitation, employees with the title Vice President or Senior Vice President and all C-level executives) or has otherwise been designated by the Plan Administrator as eligible to participate; (ii) such employee is designated as an Eligible Employee by the Plan Administrator through a Participation Notice in the form attached hereto as Exhibit 1 (which shall specify the employee’s Employment Tier); (iii) the employee has signed and returned the Participation Notice provided by the Plan Administrator; and (iv) the employee meets the other Plan eligibility requirements set forth in this Section 2. The determination of whether an employee is an Eligible Employee shall be made by the Plan Administrator, in its sole discretion, and such determination shall be binding and conclusive on all persons.

(b) Release Requirement. In order to be eligible to receive benefits under the Plan, the employee also must execute a general waiver and release in such a form as provided by the Company (the “Release”), within the applicable time period set forth therein, and such Release must become effective in accordance with its terms, which must occur in no event more than 60 days following the date of the applicable Covered Termination.

(c) Plan Benefits Provided In Lieu of Any Previous Benefits. This Plan shall supersede any change in control or severance benefit plan, policy or practice previously maintained by the Company with respect to an Eligible Employee and any change in control or severance benefits in any individually negotiated employment contract or other agreement between the Company and an Eligible Employee, including the terms of any equity award grant notices and agreements governing the Eligible Employee’s outstanding equity awards that may apply upon a

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Change in Control and/or termination of such employee’s service. Notwithstanding the foregoing, the Eligible Employee’s equity awards shall remain subject to the terms and conditions of the applicable equity plan under which such awards were granted and no provision of this Plan shall be construed as to limit the actions that may be taken, or to violate the terms of such equity plan.

(d) Exceptions to Severance Benefit Entitlement. An employee who otherwise is an Eligible Employee will not receive benefits under the Plan in the following circumstances, as determined by the Plan Administrator in its sole discretion:

(1) The employee is terminated by the Company for any reason (including due to the employee’s death or Disability) or voluntarily terminates employment with the Company in any manner, and in either case, such termination does not constitute a Covered Termination. Voluntary terminations include, but are not limited to, resignation, retirement or failure to return from a leave of absence on the scheduled date.

(2) The employee voluntarily terminates employment with the Company in order to accept employment with another entity that is wholly or partially owned (directly or indirectly) by the Company or an Affiliate.

(3) The employee is offered immediate reemployment by a successor to the Company or an Affiliate or by a purchaser of the Company’s assets, as the case may be, following a Change in Control and the terms of such reemployment would not give rise to the employee’s right to a resignation for Good Reason. For purposes of the foregoing, “immediate reemployment” means that the employee’s employment with the successor to the Company or an Affiliate or the purchaser of its assets, as the case may be, results in uninterrupted employment such that the employee does not incur a lapse in pay or benefits as a result of the change in ownership of the Company or the sale of its assets. For the avoidance of doubt, an employee who becomes immediately reemployed as described in this Section 2(d)(3) by a successor to the Company or an Affiliate or by a purchaser of the Company’s assets, as the case may be, following a Change in Control shall continue to be an Eligible Employee following the date of such reemployment.

(4) The employee is rehired by the Company or an Affiliate and recommences employment prior to the date severance benefits under the Plan are scheduled to commence.

(e) Termination of Severance Benefits. An Eligible Employee’s right to receive severance benefits under this Plan shall terminate immediately if, at any time prior to or during the period for which the Eligible Employee is receiving severance benefits under the Plan, the Eligible Employee:

(1) willfully breaches any material statutory, common law, or contractual obligation to the Company or an Affiliate (including, without limitation, the contractual obligations set forth in the Confidentiality Agreement and any other confidentiality, non-disclosure and developments agreement, non-competition, non-solicitation, or similar type agreement between the Eligible Employee and the Company, as applicable); or

(2) fails to enter into the terms of the Confidentiality Agreement; or

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(3) the Company determines that at any time during the three (3) year period immediately preceding the Eligible Employee’s Covered Termination, the Eligible Employee engaged in conduct that would have constituted Cause for the employee’s termination (as defined in this Plan).

Section 3. AMOUNT OF BENEFITS.

(a) Upon the termination of an Eligible Employee’s employment for any reason, the Eligible Employee shall be entitled to receive (i) any earned but unpaid base salary and (ii) any vested employee benefits in accordance with the terms of the applicable employee benefit plan or program. In addition, the Eligible Employee may be eligible to receive additional payments and benefits, as set forth in more detail below.

(b) Covered Termination. If an Eligible Employee experiences a Covered Termination, the Eligible Employee will receive the following severance benefits:

(1) Base Salary. The Eligible Employee shall receive a cash severance equal to the Eligible Employee’s Base Salary for the following number of months, depending on the Eligible Employee’s Employment Tier:

(i) Tier 1: 12 months

(ii) Tier 2: 9 months

(iii) Tier 3: 6 months

The number of months above shall represent the “Severance Period” for that Eligible Employee. If the Covered Termination occurs outside of the Change in Control Period, then this severance benefit shall be paid in the form of salary continuation over the course of the Severance Period, on the Company’s regular payroll dates, subject to deductions and withholdings. No payment will be paid prior to (i) the effective date of the Release or (ii) the 60th day following the Eligible Employee’s Separation from Service (with the first payment to include those payments that would otherwise have been paid earlier in the ordinary course but for the 60-day delay). If the Covered Termination occurs during a Change in Control Period, then this severance benefit shall be paid in a single lump payment no later than the second payroll cycle following the later of (i) the effective date of the Release or (ii) the Closing (if applicable), but in any event not later than March 15 of the year following the year in which the Covered Termination occurs.

(2) Payment of Continued Group Health Plan Benefits. If the Eligible Employee is eligible for and timely elects to continue health insurance coverage under the Company’s group health plans under the Consolidated Omnibus Budget Reconciliation Act of 1985 or the state equivalent (“COBRA”) following the Covered Termination date, the Company will pay the COBRA group health insurance premiums for the Eligible Employee and the Eligible Employee’s eligible dependents until the earliest of (A) the close of the Severance Period, (B) the expiration of the Eligible Employee’s eligibility for the continuation coverage under COBRA, or (C) the date when the Eligible Employee becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment. For purposes of this Section, references to COBRA premiums shall not include any amounts payable by the

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Eligible Employee under a Section 125 health care reimbursement plan under the Code. Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then regardless of whether the Eligible Employee elects continued health coverage under COBRA, and in lieu of providing the COBRA premiums, the Company will instead pay the Eligible Employee on the last day of each remaining month of the Severance Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Health Care Benefit Payment”). The Health Care Benefit Payment shall be paid in monthly installments on the same schedule that the COBRA premiums would otherwise have been paid and shall be equal to the amount that the Company would have otherwise paid for COBRA premiums, and shall be paid until the earlier of (i) expiration of the Severance Period or (ii) the date the Eligible Employee voluntarily enrolls in a health insurance plan offered by another employer or entity.

(3) Target Bonus Payment. If the Covered Termination occurs during the Change in Control Period, then the Eligible Employee will receive a lump sum cash payment equal to a percentage of the Eligible Employee’s target annual bonus amount for the calendar year in which the Covered Termination occurs (the amount will not be pro-rated), depending on their Employment Tier:

(i) Tier 1: 100% of target annual bonus

(ii) Tier 2: 75% of target annual bonus

(iii) Tier 3: 50% of target annual bonus

This payment will be paid to the Eligible Employee in a lump sum cash payment on the same date as the Base Salary payment provided in subsection 3(b)(1) above.

(4) Equity Acceleration. If the Covered Termination occurs during the Change in Control Period, then the vesting and exercisability of each outstanding unvested stock option and other stock awards, as applicable, held by the Eligible Employee covering Company common stock as of the date of the Covered Termination (each, an “Equity Award”) that vest based on continued service with the Company over time shall be accelerated in full and any reacquisition or repurchase rights held by the Company in respect of Company common stock issued pursuant to any such time-vesting Equity Award granted to the Eligible Employee shall lapse in full. Equity Awards subject to vesting based on the attainment of performance goals shall not be subject to acceleration, except as determined by the Board in its sole discretion. To the extent an Equity Award is assumed, continued or substituted for in a Change in Control pursuant to such applicable equity incentive plan, the vesting acceleration described in this Section 3(b)(3) shall apply to such assumed, continued or substituted award, as applicable. Further, for sake of clarity, no Equity Awards will be subject to accelerated vesting in connection with a Covered Termination outside of a Change in Control Period.

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(c) Additional Benefits. Notwithstanding the foregoing, the Committee may, in its sole discretion, provide benefits to individuals who are not Eligible Employees (“Non-Eligible Employees”) chosen by the Plan Administrator, in its sole discretion, and the provision of any such benefits to a Non-Eligible Employee shall in no way obligate the Company to provide such benefits to any other individual, even if similarly situated. If benefits under the Plan are provided to a Non-Eligible Employee, references in the Plan to “Eligible Employee” (and similar references) shall be deemed to refer to such Non-Eligible Employee.

(d) Certain Reductions. In addition to Section 2(e) above, the Company, in its sole discretion, shall have the authority to reduce an Eligible Employee’s severance benefits, in whole or in part, by any other severance benefits, pay and benefits provided during a period following written notice of a business closing or mass layoff, pay and benefits in lieu of such notice, or other similar benefits payable to the Eligible Employee by the Company or an Affiliate that become payable in connection with the Eligible Employee’s termination of employment pursuant to (i) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act or any other similar state law or (ii) any Company policy or practice providing for the Eligible Employee to remain on the payroll for a limited period of time after being given notice of the termination of the Eligible Employee’s employment, and the Plan Administrator shall so construe and implement the terms of the Plan. Any such reductions that the Company determines to make pursuant to this Section 3(d) shall be made such that any severance benefit under the Plan shall be reduced solely by any similar type of benefit under such legal requirement, agreement, policy or practice (i.e., any cash severance benefits under the Plan shall be reduced solely by any cash payments or severance benefits under such legal requirement, agreement, policy or practice). The Company’s decision to apply such reductions to the severance benefits of one Eligible Employee and the amount of such reductions shall in no way obligate the Company to apply the same reductions in the same amounts to the severance benefits of any other Eligible Employee. In the Company’s sole discretion, such reductions may be applied on a retroactive basis, with severance benefits previously paid being re-characterized as payments pursuant to the Company’s statutory obligation.

(e) Parachute Payments. If any payment or benefit an Eligible Employee will or may receive from the Company or otherwise (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Eligible Employee’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for the Eligible Employee. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

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Notwithstanding any provisions in this Section above to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for the Eligible Employee as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

The Company shall appoint a nationally recognized accounting, consulting or law firm to make the determinations required by this Section. The Company shall bear all expenses with respect to the determinations by such accounting, consulting or law firm required to be made hereunder. If the Eligible Employee receives a Payment for which the Reduced Amount was determined pursuant to clause (x) above and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Eligible Employee agrees to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) above) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) above, the Eligible Employee shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

Section 4. RETURN OF COMPANY PROPERTY.

An Eligible Employee will not be entitled to any severance benefit under the Plan unless and until the Eligible Employee returns all Company Property. For this purpose, “Company Property” means all paper and electronic Company documents (and all copies thereof) and other Company property which the Eligible Employee had in his or her possession or control at any time, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, research and development information, sales and marketing information, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). As a condition to receiving benefits under the Plan, an Eligible Employee must not make or retain copies, reproductions or summaries of any such Company documents, materials or property. However, an Eligible Employee is not required to return his or her personal copies of documents evidencing the Eligible Employee’s hire, termination, compensation, benefits and stock options (or other stock awards) and any other documentation received as a stockholder of the Company.

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Section 5. TIME OF PAYMENT AND FORM OF BENEFITS.

All payments under the Plan will be subject to applicable withholding for federal, state, foreign, provincial and local taxes. All benefits provided under the Plan are intended to satisfy the requirements for an exemption from application of Section 409A to the maximum extent that an exemption is available and any ambiguities herein shall be interpreted accordingly; provided, however, that to the extent such an exemption is not available, the benefits provided under the Plan are intended to comply with the requirements of Section 409A to the extent necessary to avoid adverse personal tax consequences and any ambiguities herein shall be interpreted accordingly.

It is intended that (i) each installment of any benefits payable under the Plan to an Eligible Employee be regarded as a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i), (ii) all payments of any such benefits under the Plan satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9)(iii), and (iii) any such benefits consisting of COBRA premiums also satisfy, to the greatest extent possible, the exemption from the application of Section 409A provided under Treasury Regulations Section 1.409A-1(b)(9)(v). However, if the Company determines that any severance benefits payable under the Plan constitute “deferred compensation” under Section 409A and the Eligible Employee is a “specified employee” of the Company, as such term is defined in Section 409A(a)(2)(B)(i), then, solely to the extent necessary to avoid the imposition of the adverse personal tax consequences under Section 409A, (A) the timing of such severance benefit payments shall be delayed until the earlier of (1) the date that is six months and one day after the Eligible Employee’s Separation from Service and (2) the date of the Eligible Employee’s death (such applicable date, the “Delayed Initial Payment Date”), and (B) the Company shall (1) pay the Eligible Employee a lump sum amount equal to the sum of the severance benefit payments that the Eligible Employee would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the severance benefits had not been delayed pursuant to this paragraph and (2) commence paying the balance, if any, of the severance benefits in accordance with the applicable payment schedule.

In no event shall payment of any severance benefits under the Plan be made prior to an Eligible Employee’s Separation from Service or prior to the effective date of the Release. If the Company determines that any severance payments or benefits provided under the Plan constitute “deferred compensation” under Section 409A, and the Eligible Employee’s Separation from Service occurs at a time during the calendar year when the Release could become effective in a subsequent calendar year, then regardless of when the Release is returned to the Company and becomes effective, the Release will not be deemed effective, solely for purposes of the timing of payment of severance benefits under this Plan, any earlier than the latest permitted effective date (the “Release Deadline”). If the Company determines that any severance payments or benefits provided under the Plan constitute “deferred compensation” under Section 409A, then except to the extent that severance payments may be delayed until the Delayed Initial Payment Date pursuant to the preceding paragraph, on the first regular payroll date following the effective date of an Eligible Employee’s Release, the Company shall (1) pay the Eligible Employee a lump sum

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amount equal to the sum of the severance benefit payments that the Eligible Employee would otherwise have received through such payroll date but for the delay in payment related to the effectiveness of the Release and (2) commence paying the balance, if any, of the severance benefits in accordance with the applicable payment schedule.

Section 6. TRANSFER AND ASSIGNMENT.

The rights and obligations of an Eligible Employee under this Plan may not be transferred or assigned without the prior written consent of the Company. This Plan shall be binding upon any entity or person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company without regard to whether or not such entity or person actively assumes the obligations hereunder and without regard to whether or not a Change in Control occurs.

Section 7. MITIGATION.

Except as otherwise specifically provided in the Plan, an Eligible Employee will not be required to mitigate damages or the amount of any payment provided under the Plan by seeking other employment or otherwise, nor will the amount of any payment provided for under the Plan be reduced by any compensation earned by an Eligible Employee as a result of employment by another employer or any retirement benefits received by such Eligible Employee after the date of the Eligible Employee’s termination of employment with the Company.

Section 8. CLAWBACK; RECOVERY.

All payments and severance benefits provided under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Plan Administrator may impose such other clawback, recovery or recoupment provisions as the Plan Administrator determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of common stock of the Company or other cash or property. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for Good Reason, constructive termination, or any similar term under any plan of or agreement with the Company.

Section 9. RIGHT TO INTERPRET AND ADMINISTER PLAN; AMENDMENT AND TERMINATION.

(a) Interpretation and Administration. Prior to the Closing, the Committee shall be the Plan Administrator and shall have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate in the Plan and amount of benefits paid under the Plan. The rules, interpretations, computations and other actions of the Committee shall be binding and conclusive on all persons. Upon and after the Closing, the Plan will be interpreted and administered in good

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faith by the Representative who shall be the Plan Administrator during such period. All actions taken by the Representative in interpreting the terms of the Plan and administering the Plan upon and after the Closing will be final and binding on all Eligible Employees. Any references in this Plan to the “Committee” or “Plan Administrator” with respect to periods following the Closing shall mean the Representative.

(b) Amendment. The Plan Administrator reserves the right to amend this Plan at any time.

(c) Termination. Unless otherwise extended by the Committee, the Plan will automatically terminate following satisfaction of all the Company’s obligations under the Plan.

Section 10. NO IMPLIED EMPLOYMENT CONTRACT.

The Plan shall not be deemed (i) to give any employee or other person any right to be retained in the employ of the Company or (ii) to interfere with the right of the Company to discharge any employee or other person at any time, with or without cause, which right is hereby reserved. This Plan does not modify the at-will employment status of any Eligible Employee.

Section 11. LEGAL CONSTRUCTION.

This Plan is intended to be governed by and shall be construed in accordance with the Employee Retirement Income Security Act of 1974 (“ERISA”) and, to the extent not preempted by ERISA, the laws of the State of California.

Section 12. CLAIMS, INQUIRIES AND APPEALS.

(a) Applications for Benefits and Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing by an applicant (or his or her authorized representative). The Plan Administrator is:

Nuvation Bio Inc.

Compensation Committee of the Board of Directors or Representative

Attention to: Corporate Secretary

1500 Broadway, Suite 1401

New York, NY 10036

(b) Denial of Claims. In the event that any application for benefits is denied in whole or in part, the Plan Administrator must provide the applicant with written or electronic notice of the denial of the application, and of the applicant’s right to review the denial. Any electronic notice will comply with the regulations of the U.S. Department of Labor. The notice of denial will be set forth in a manner designed to be understood by the applicant and will include the following:

(1) the specific reason or reasons for the denial;

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(2) references to the specific Plan provisions upon which the denial is based;

(3) a description of any additional information or material that the Plan Administrator needs to complete the review and an explanation of why such information or material is necessary; and

(4) an explanation of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA following a denial on review of the claim, as described in Section 12(d) below.

This notice of denial will be given to the applicant within 90 days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional 90 days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial 90 day period.

This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application.

(c) Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied, in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within 60 days after the application is denied. A request for a review shall be in writing and shall be addressed to:

Nuvation Bio Inc.

Compensation Committee of the Board of Directors or Representative

Attention to: Corporate Secretary

1500 Broadway, Suite 1401

New York, NY 10036

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The applicant (or his or her representative) shall have the opportunity to submit (or the Plan Administrator may require the applicant to submit) written comments, documents, records, and other information relating to his or her claim. The applicant (or his or her representative) shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim. The review shall take into account all comments, documents, records and other information submitted by the applicant (or his or her representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d) Decision on Review. The Plan Administrator will act on each request for review within 60 days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional 60 days), for processing the request for a review. If

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an extension for review is required, written notice of the extension will be furnished to the applicant within the initial 60 day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the review. The Plan Administrator will give prompt, written or electronic notice of its decision to the applicant. Any electronic notice will comply with the regulations of the U.S. Department of Labor. In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will set forth, in a manner calculated to be understood by the applicant, the following:

(1) the specific reason or reasons for the denial;

(2) references to the specific Plan provisions upon which the denial is based;

(3) a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim; and

(4) a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA.

(e) Rules and Procedures. The Plan Administrator will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the applicant’s own expense.

(f) Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until the applicant (i) has submitted a written application for benefits in accordance with the procedures described by Section 12(a) above, (ii) has been notified by the Plan Administrator that the application is denied, (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 12(c) above, and (iv) has been notified that the Plan Administrator has denied the appeal. Notwithstanding the foregoing, if the Plan Administrator does not respond to an Eligible Employee’s claim or appeal within the relevant time limits specified in this Section 12, the Eligible Employee may bring legal action for benefits under the Plan pursuant to Section 502(a) of ERISA.

Section 13. BASIS OF PAYMENTS TO AND FROM PLAN.

The Plan shall be unfunded, and all cash payments under the Plan shall be paid only from the general assets of the Company.

Section 14. OTHER PLAN INFORMATION.

(a) Employer and Plan Identification Numbers. The Employer Identification Number assigned to the Company (which is the “Plan Sponsor” as that term is used in ERISA) by the Internal Revenue Service is 77-0424412. The Plan Number assigned to the Plan by the Plan Sponsor pursuant to the instructions of the Internal Revenue Service is 510.

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(b) Ending Date for Plan’s Fiscal Year. The date of the end of the fiscal year for the purpose of maintaining the Plan’s records is December 31.

(c) Agent for the Service of Legal Process. The agent for the service of legal process with respect to the Plan is:

Nuvation Bio Inc.

Attention to: Corporate Secretary

1500 Broadway, Suite 1401

New York, NY 10036

In addition, service of legal process may be made upon the Plan Administrator.

(d) Plan Sponsor. The “Plan Sponsor” is:

Nuvation Bio Inc.

1500 Broadway, Suite 1401

New York, NY 10036

+1-332-208-6102

(e) Plan Administrator. The Plan Administrator is the Committee prior to the Closing and the Representative upon and following the Closing. The Plan Administrator’s contact information is:

Nuvation Bio Inc.

Compensation Committee of the Board of Directors or Representative

1500 Broadway, Suite 1401

New York, NY 10036

The Plan Administrator is the named fiduciary charged with the responsibility for administering the Plan.

Section 15. STATEMENT OF ERISA RIGHTS.

Participants in this Plan (which is a welfare benefit plan sponsored by Nuvation Bio Inc.) are entitled to certain rights and protections under ERISA. If you are an Eligible Employee, you are considered a participant in the Plan and, under ERISA, you are entitled to:

(a) Receive Information About Your Plan and Benefits

(1) Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series), if applicable, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration;

(2) Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series), if applicable, and an updated (as necessary) Summary Plan Description. The Administrator may make a reasonable charge for the copies; and

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(3) Receive a summary of the Plan’s annual financial report, if applicable. The Plan Administrator is required by law to furnish each Eligible Employee with a copy of this summary annual report.

(b) Prudent Actions by Plan Fiduciaries. In addition to creating rights for Plan Eligible Employees, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Eligible Employees and beneficiaries. No one, including your employer, your union or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising your rights under ERISA.

(c) Enforce Your Rights. If your claim for a Plan benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan, if applicable, and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court.

If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

(d) Assistance with Your Questions. If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

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EXHIBIT 1

PARTICIPATION NOTICE

Name: ___________________

You have been designated as eligible to participate in the Nuvation Bio Inc. Severance and Change in Control Plan (the “Plan”), a copy of which is attached to this Participation Notice.

You will receive the benefits set forth in the Plan if you meet all the eligibility requirements set forth in the Plan, including, without limitation, executing the required Release within the applicable time period set forth therein and allowing such Release to become effective in accordance with its terms.

Your Employment Tier has been designated as: Tier __

To accept the terms of this Participation Notice and participate in the Plan, please sign and date this Participation Notice in the space provided below and return it to _____________________ no later than _________, ____.

Eligible Employee

[Insert Name]

Date: